As filed with the Securities and Exchange Commission on May 6, 1998
                                                    Registration No. 333-_____


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           _________________________


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                           _________________________

HOVNANIANK. HOVNANIAN
ENTERPRISES, INC.            ENTERPRISES, INC.
            (Exact name of Registrant as specified in its charter)

                Delaware                       New Jersey
               (State or other jurisdiction of incorporation)
              22-1851059                       22-2423583

                    (I.R.S. Employer Identification No.)
            10 Highway 35                          10 Highway 35
             P.O. Box 500                           P.O. Box 500

      Red Bank, New Jersey 07701             Red Bank, New Jersey 07701
            (732) 747-7800                         (732) 747-7800

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          _________________________

                               J. Larry Sorsby

                         Hovnanian Enterprises, Inc.
                                10 Highway 35

                                P.O. Box 500
                         Red Bank, New Jersey 07701

                               (732) 747-7800
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          _________________________

                                 Copies to:
                          Vincent Pagano, Jr., Esq.

                         Simpson Thacher & Bartlett
                            425 Lexington Avenue

                        New York, New York 10017-3954
                               (212) 455-2000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                              Proposed maximum       Proposed maximum
Title of each class of                     Amount to be      offering price per    aggregate offering         Amount of
securities to be registered                 registered              unit                  price            registration fee
---------------------------                ------------      -----------------     ------------------      ----------------
Debt Securities, Common Stock
Preferred Stock, Warrants<F1> . . . . . .   $300,000,000<F2>     100%<F3>           $300,000,000<F2><F3>      $59,000<F4>

Guarantees of Hovnanian Enterprises,
Inc. of Debt Securities and Warrants
of K. Hovnanian Enterprises, Inc. . . . .          <F5>            <F5>                  <F5>                   None


<F1> The Debt Securities registered hereby include such additional amount as may be necessary so that, if Debt Securities are issued with an original issue discount, the aggregate initial offering prices of all Debt Securities will equal $300,000,000. The Common Stock registered hereby includes Preferred Stock Purchase Rights (the "Rights"). The Rights are associated with and trade with the Common Stock. The value, if any, attributable to the Rights is reflected in the market price of the Common Stock. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby.
<F2> In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
<F3> Estimated solely for the purpose of calculating the registration fee.

<F4> A filing fee of $62,500 was paid on April 29, 1993 in conjunction with the $200,000,000 of Debt Securities registered on Form S-3 of K. Hovnanian Enterprises, Inc., the remaining $100,000,000 of which is included herein.
<F5> No separate consideration will be received for the Guarantees.

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus herein also relates to the remaining $100,000,000 of Debt Securities registered on Form S-3 (Registration No. 33-61778) of K. Hovnanian Enterprises, Inc. This Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 33-61778, and upon the effectiveness of such Post-Effective Amendment, this Registration Statement and Registration Statement No. 33-61778 will relate to an aggregate of $300,000,000 of Common Stock, Preferred Stock, Debt Securities and Warrants to purchase Debt Securities of Hovnanian Enterprises, Inc., Debt Securities guaranteed by Hovnanian Enterprises, Inc. of K. Hovnanian Enterprises, Inc. and Warrants guaranteed by Hovnanian Enterprises, Inc. to purchase Debt Securities of K. Hovnanian Enterprises, Inc.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_______________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_______________________________________________________________________________

                   Subject to Completion, dated May 6, 1998
PROSPECTUS





                                 $300,000,000

                          Hovnanian Enterprises, Inc.

                                Preferred Stock
                                 Common Stock
                     Warrants to Purchase Preferred Stock
                       Warrants to Purchase Common Stock
                                Debt Securities
                     Warrants to Purchase Debt Securities

                        K. Hovnanian Enterprises, Inc.

                          Guaranteed Debt Securities
                Guaranteed Warrants to Purchase Debt Securities
                           _________________________

     Hovnanian Enterprises, Inc. ("Hovnanian" or, when referred to together with its consolidated subsidiaries, the "Company") may offer and sell from time to time, in one or more series, (i) its preferred stock, par value $.01 per share (the "Preferred Stock"), (ii) its common stock, par value $.01 per share (the "Common Stock"), (iii) unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Hovnanian Debt Securities") which may be senior ("Hovnanian Senior Debt Securities"), senior subordinated ("Hovnanian Senior Subordinated Debt Securities") or subordinated ("Hovnanian Subordinated Debt Securities") and (iv) warrants to purchase Preferred Stock, Common Stock or Hovnanian Debt Securities (the "Hovnanian Warrants"), or any combination of the foregoing.

     K. Hovnanian Enterprises, Inc. ("K. Hovnanian"), a wholly owned subsidiary of Hovnanian, may offer and sell from time to time, in one or more series, (i) its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "K. Hovnanian Debt Securities," and together with the Hovnanian Debt Securities, the "Debt Securities") which may be senior ("K. Hovnanian Senior Debt Securities," and together with the Hovnanian Senior Debt Securities, the "Senior Debt Securities"), senior subordinated ("K. Hovnanian Senior Subordinated Debt Securities," and together with the Hovnanian Senior Subordinated Debt Securities, the "Senior Subordinated Debt Securities") or subordinated ("K. Hovnanian Subordinated Debt Securities," and together with the Hovnanian Subordinated Debt Securities, the "Subordinated Debt Securities") and which will be fully and unconditionally guaranteed by Hovnanian (the "Debt Guarantee") and (ii) warrants, which will be fully and unconditionally guaranteed by Hovnanian (the "Warrant Guarantee," and together with the Debt Guarantee, the "Guarantee") to purchase K. Hovnanian Debt Securities (the "K Hovnanian

Warrants," and together with the Hovnanian Warrants, the "Warrants"), or any combination of the foregoing.

     Certain selling shareholders (the "Selling Shareholders") may offer and sell from time to time shares of Common Stock.

     The Preferred Stock, Common Stock, Debt Securities, Guarantee and Warrants are collectively referred to as the "Securities" and may be offered at an aggregate initial offering price not to exceed $300,000,000, at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to Hovnanian, K. Hovnanian or the Selling Shareholders, as the case may be, from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt, senior subordinated debt or subordinated debt, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, if any, any terms for optional or mandatory redemption or repurchase or sinking fund provisions and any conversion or exchange rights, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions and any conversion or exchange rights, (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.
     The Securities may be sold directly by Hovnanian, K. Hovnanian or the Selling Shareholders to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of Hovnanian, K. Hovnanian or the Selling Shareholders or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________


                 The date of this Prospectus is        , 1998.

                             AVAILABLE INFORMATION

     As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus does not contain all the information set forth in the Registration Statement on Form S-3, as amended (the "Registration Statement"), of which this Prospectus is a part. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or as previously filed with the Commission and incorporated by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

     Hovnanian is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York,
New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov. Hovnanian's Class A Common Stock is listed on the American Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Hovnanian with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended October 31, 1997, (ii) Quarterly Report on Form 10-Q for the quarter ended January 31, 1998 and (iii) the "Description of Registrants' Securities to be Registered" contained in the Company's Registration Statement on Form 8-A, dated August 23, 1983 (incorporating by reference the "Description of Securities" in the Company's Registration Statement on Form S-1, Registration No. 2-85198).

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Paul W. Buchanan, Senior Vice President--Corporate Controller, Hovnanian Enterprises, Inc., 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

                                  THE COMPANY

     Hovnanian primarily designs, constructs and markets multi-family attached condominium apartments and townhouses and single family detached homes in planned residential developments in its Northeast Region (comprised primarily of New Jersey, southern New York state, and eastern Pennsylvania), southeastern Florida, North Carolina, Metro Washington, D.C. (northern Virginia), southern California, and Poland. Operations in Poland began for the first time during the year ended October 31, 1997. Hovnanian markets its homes to first time buyers, first and second time move-up buyers and active adult buyers and concentrates on the moderately priced segment of the housing market. Hovnanian has diversified its business, on a limited scale, through mortgage banking and title insurance activities. In addition, it has developed and operates commercial properties as long-term investments in New Jersey and, to a lesser extent, Florida but is exiting this business.

     Hovnanian was originally incorporated in New Jersey in 1967 as successor to a business founded in 1959 by Kevork S. Hovnanian and became a Delaware corporation in August 1983. The Company maintains its executive offices at 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701, and its telephone number is (732) 747-7800. As of February 19, 1998, Kevork S. Hovnanian, Chairman of the Board and Director of Hovnanian, and Ara K. Hovnanian, Mr. K. Hovnanian's son and Chief Executive Officer, President and Director of Hovnanian, beneficially owned approximately 62.5% of Hovnanian's Common Stock, representing approximately 82.5% of the voting power of such Common Stock.

     K. Hovnanian was incorporated under the laws of the State of New Jersey on November 1, 1982, as an indirect wholly-owned consolidated subsidiary of Hovnanian. K. Hovnanian functions as a management company for the operating subsidiaries of Hovnanian and borrows funds which it lends to such subsidiaries. K. Hovnanian has essentially no independent operations and generates no operating revenues. K. Hovnanian's principal executive offices are located at 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701, and its telephone number is (732) 747-7800.

                             SELLING SHAREHOLDERS

     Some or all of the shares of Common Stock of Hovnanian being offered pursuant to this Prospectus may be offered by certain Selling Shareholders. Identification of any such Selling Shareholders will be made in the applicable Prospectus Supplement.

                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities offered by this Prospectus and each Prospectus Supplement (the "Offered Securities") will be used for general corporate purposes. The Company will not receive any net proceeds from the sale of any shares of Common Stock offered by the Selling Shareholders.


                    RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends, earnings consist of earnings (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes, plus fixed charges (interest charges and preferred share dividend requirements of subsidiaries, adjusted to a pretax basis), less interest capitalized, less preferred share dividend requirements of subsidiaries adjusted to a pretax basis and less undistributed earnings of affiliates whose debt is not guaranteed by the Company.

     The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for the Company for the periods indicated:

                                                                                   Eight
                          Quarter                                                 Months
                           Ended                                                   Ended                 Years Ended
                        January 31,          Years Ended October 31,            October 31,             February 28,

                        -----------   ------------------------------------      ---------         ----------------------
                           1998        1997        1996            1995            1994            1994          1993
                        -----------   --------    --------         ------       ---------         ------       ---------
Ratio of earnings to
fixed charges . . . .       2.8        <F1>         1.6             1.4             <F2>            1.8           1.5
Ratio of earnings to
combined fixed
charges and preferred
stock dividends . . .       2.8        <F1>         1.6             1.4             <F2>            1.8            1.5

<F1>         No ratio is presented for the year ended October 31, 1997 as the earnings for such period were insufficient to cover fixed charges by $9,197,000.
<F2>         No ratio is presented for the eight months ended October 31,
             1994 as the earnings for such period were insufficient to cover fixed charges by $18,803,000.

                        DESCRIPTION OF DEBT SECURITIES

     The K. Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated debt of K. Hovnanian and will be issued: in the case of K. Hovnanian Senior Debt Securities, under a Senior Indenture (the "K. Hovnanian Senior Debt Indenture") among K. Hovnanian, Hovnanian, as guarantor, and the trustee specified in the applicable Prospectus Supplement; in the case of K. Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "K. Hovnanian Senior Subordinated Debt Indenture") among K. Hovnanian, Hovnanian, as guarantor, and the trustee specified in the applicable Prospectus Supplement; and in the case of K. Hovnanian Subordinated Debt Securities, under a Subordinated Indenture (the "K. Hovnanian Subordinated Debt Indenture") among K. Hovnanian, Hovnanian, as guarantor, and the trustee specified in the applicable Prospectus Supplement. The K. Hovnanian Senior Debt Indenture, the K. Hovnanian Senior Subordinated Debt Indenture and the K. Hovnanian Subordinated Debt Indenture are sometimes hereinafter referred to individually as a "K. Hovnanian Indenture" and collectively as the "K. Hovnanian Indentures." The Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated debt of Hovnanian and will be issued: in the case of Hovnanian Senior Debt Securities, under a Senior Indenture (the "Hovnanian Senior Debt Indenture") between Hovnanian and the trustee specified in the applicable Prospectus Supplement; in the case of Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "Hovnanian Senior Subordinated Debt Indenture") between Hovnanian and the trustee specified in the applicable Prospectus Supplement; and in the case of Hovnanian Subordinated Debt Securities, under a Subordinated Indenture (the "Hovnanian Subordinated Debt Indenture") between Hovnanian and the trustee specified in the applicable Prospectus Supplement. The Hovnanian Senior Debt Indenture, the Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes hereinafter referred to individually as a "Hovnanian Indenture" and collectively as the "Hovnanian Indentures." The K. Hovnanian Senior Indenture and the Hovnanian Senior Indenture are sometimes collectively referred to individually as a "Senior Debt Indenture" and collectively as the "Senior Debt Indentures." The K. Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Senior Subordinated Debt Indenture are sometimes referred to individually as a "Senior Subordinated Debt Indenture" and collectively as the "Senior Subordinated Debt Indentures." The K. Hovnanian Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to individually as a "Subordinated Debt Indenture" and collectively as the "Subordinated Debt Indentures." The K. Hovnanian Indentures and the Hovnanian Indentures are sometimes referred to individually as an "Indenture" and collectively as the "Indentures."

     None of the Indentures limits the amount of Debt Securities that may be issued thereunder, and the Indentures provide that the Debt Securities may be issued from time to time in one or more series. The Indentures permit the appointment of a different trustee for each series of Debt Securities. The Indentures are filed as exhibits to the Registration Statement, of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete, and, while Hovnanian and K. Hovnanian believe the descriptions of the material provisions of the Indentures and Debt Securities contained in this Prospectus are accurate summaries of such material provisions, such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to the Guarantee and to subordination. For purposes of the summaries set forth below, the term "Issuer" shall refer to K. Hovnanian in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures, and to Hovnanian in the case of the Hovnanian Debt Securities and the Hovnanian Indentures. The term "Obligors" shall refer to Hovnanian in the case of the Hovnanian Debt Securities and the Hovnanian Indentures, and K. Hovnanian and Hovnanian, as guarantor (the "Guarantor"), in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures.

Provisions Applicable to Senior, Senior Subordinated and Subordinated Debt Securities

     General. Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of Hovnanian, and K. Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of K. Hovnanian, except that, under certain circumstances, K. Hovnanian may be released from such obligations. See "--Condition for Release of K. Hovnanian." Except to the extent set forth in the applicable Prospectus Supplement, none of the Indentures limits the payment of dividends by or the acquisition of stock of Hovnanian or K. Hovnanian. Except to the extent set forth in any Prospectus Supplement, the Indentures do not, and the Debt Securities will not, contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of Hovnanian or a highly leveraged transaction by Hovnanian.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities being offered (the "Offered Debt Securities") (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as K. Hovnanian Senior Debt Securities, K. Hovnanian Senior Subordinated Debt Securities, K. Hovnanian Subordinated Debt Securities, Hovnanian Senior Debt Securities, Hovnanian Senior Subordinated Debt Securities or Hovnanian Subordinated Debt Securities, aggregate principal amount, purchase price and denomination; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated; (v) the interest rate or rates (or the method by which such will be determined) and the date or dates from which such interest, if any, will accrue; (vi) the date or dates on which such interest, if any, will be payable; (vii) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer; (viii) the right, if any, or obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices (or the method by which such price or prices will be determined, or both) at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (ix) the terms for conversion or exchange, if any, of the Offered Debt Securities; (x) any provision relating to the issuance of the Offered Debt Securities at an original issue discount; (xi) if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which such amounts shall be determined; (xii) any applicable United States federal income tax consequences; (xiii) the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable; (xiv) the name of the trustee with respect to the series of Offered Debt Securities; and (xv) any other specific terms of the Offered Debt Securities, including any deleted, modified or additional events of default or remedies or additional covenants provided with respect to such Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issuable in registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     In determining whether the holders of the requisite aggregate principal amount of outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of Debt Securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof.

     Description of Guarantee. Hovnanian will fully and unconditionally guarantee, pursuant to the K. Hovnanian Indentures, the due and prompt payment of the principal of (and premium, if any) and interest on the K. Hovnanian Debt Securities when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise.

     Payments with respect to the Guarantee of the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor to the same extent and manner that payments with respect to the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer as described under "Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities" below.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with or on behalf of a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global

Security (i) may not be transferred except as a whole and (ii) may only be transferred (A) by the Depositary for such Global Security to its nominee,
(B) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (C) by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Section 2.8).

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Hovnanian and K. Hovnanian anticipate that the following provisions generally will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Issuer if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     As long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payment of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Hovnanian and K. Hovnanian expect that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, if any, and interest, if any, in respect of a Global Security representing any such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Securities as shown on the records of such Depositary or its nominee. Hovnanian and K. Hovnanian also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. Neither Hovnanian, K. Hovnanian, the trustee for such Debt Securities, any paying agent nor the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, such Issuer will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, an Issuer may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if an Issuer so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to such Issuer, the trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable Prospectus Supplement relating to such series of Debt Securities, of $1,000 and integral multiples thereof.

     Events of Default. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (a) default in the payment of principal of or premium, if any, with respect to Debt Securities of such series when due; (b) default in the payment of any installment of interest on any of the Debt Securities of such series when due, continued for 30 days; (c) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Debt Securities of such series when due; (d) default in the performance of any other covenant of any of the Obligors applicable to Debt Securities of such series, continued for 90 days after written notice to the Obligors by the trustee or to the Obligors and the trustee, by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding requiring the same to be remedied; and (e) certain events of bankruptcy, insolvency or reorganization of the Company (Section 5.1).

     If any Event of Default shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Obligors (and to the trustee, if given by the holders), may declare the principal (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, such portion of the principal amount as may be specified in the terms of such series) of all of the Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately; provided, however, that the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Obligors and the trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived (Section 5.1).

     Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder previously shall have given to the trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding shall have made written request to the trustee to institute such suit, action or proceeding and shall have offered to the trustee such reasonable indemnity as it may require with respect thereto and (iii) the trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on such Debt Security, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Debt Securities of such series, provided that the trustee may decline to follow such direction if the trustee determines that such action or proceeding is unlawful or would involve the trustee in personal liability (Section 5.7).

     The Obligors are required to furnish to the trustee annually a certificate as to compliance by the Obligors with all conditions and covenants under each Indenture (Section 4.3).

     Discharge and Defeasance. Unless otherwise specified in the applicable Prospectus Supplement, the Obligors can discharge or defease their respective obligations with respect to any series of Debt Securities as set forth below (Article Ten).

     The Obligors may discharge all of their obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year (or scheduled for redemption within one year), by irrevocably depositing with the trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due.

     Unless otherwise provided in the applicable Prospectus Supplement, the Obligors may also elect at any time to (a) defease and be discharged from all of their obligations (except those set forth below) to holders of any series of Debt Securities issued under each Indenture ("defeasance") or (b) be released from all of their obligations with respect to certain covenants applicable to any series of Debt Securities issued under each Indenture ("covenant defeasance"), if, among other things: (i) the Obligors irrevocably deposit with the trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which any of the Obligors is a party or by which it is bound; and (iii) the Obligors deliver to the trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal of and interest payments, if any, on such series of Debt Securities. Such opinion in the case of defeasance under clause (a) above must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Debt Securities of such series, since such a result would not occur under current tax law (Section 10.1).

     Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof, premium, if any, and interest, if any, thereon, upon the original due dates therefor (but not upon acceleration), and to receive mandatory sinking fund payments thereon when due, if any, (iv) rights, obligations, duties and immunities of the trustee,
(v) rights of holders of Debt Securities of such series as beneficiaries with respect to property so deposited with the trustee payable to all or any of them and (vi) obligations of the Obligors to maintain an office or agency in respect of Debt Securities of such series (Section 10.1).

     The Obligors may exercise the defeasance option with respect to any series of Debt Securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of Debt Securities. If the Obligors exercise the defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated because of an Event of Default with respect to such series of Debt Securities. If the Obligors exercise the covenant defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on such series of Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Indenture. Each Indenture provides that the Obligors and the trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to (a) evidence the assumption by a successor entity of the obligations of any of the Obligors under such Indenture, (b) add covenants or new events of default for the protection of the holders of such Debt Securities, (c) cure any ambiguity or correct any inconsistency in the Indenture, (d) establish the form and terms of Debt Securities of any series, (e) evidence the acceptance of appointment by a successor trustee, (f) in the case of Senior Debt Securities, secure such Debt Securities, (g) designate a bank or trust company other than the trustee specified in the applicable Prospectus Supplement to act as trustee for a series of Debt Securities, (h) modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, Debt Securities not yet issued and outstanding on the date of such supplemental indenture, (i) provide for the issuance of Debt Securities of any series in coupon form and exchangeability of such Debt Securities for fully registered Debt Securities, (j) modify, eliminate or add to the provisions of such Indenture as necessary to effect the qualification of such Indenture under the Trust Indenture Act of 1939 and to add certain provisions expressly permitted by such Act and (k) modify the provisions to provide for the denomination of Debt Securities in foreign currencies which shall not adversely affect the interests of the holders of such Debt Securities in any material respect. (Section 8.1).

     Each Indenture also contains provisions permitting the Obligors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or any supplemental indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Obligors and the trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated final maturity of any Debt Security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest, if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the Issuer, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or, in the case of K. Hovnanian Indentures, make any change adverse to the interests of the holders in the terms and conditions of the Guarantee or (b) reduce the aforesaid percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture (Section 8.2).

     Consolidation, Merger, Sale or Conveyance. Except as otherwise provided in the applicable Prospectus Supplement, the K. Hovnanian Indentures provide that K. Hovnanian or the Guarantor may, and the Hovnanian Indentures provide that Hovnanian may, without the consent of the holders of Debt Securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership organized under the laws of the United States, provided that (i) the successor corporation assumes all obligations of K. Hovnanian or Hovnanian, as the case may be, by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to such trustee, under the Indentures and the Debt Securities, (ii) immediately after giving effect to such consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. (Section 9.1).

     Condition for Release of K. Hovnanian. Except as otherwise provided in the applicable Prospectus Supplement, each K. Hovnanian Indenture provides that K. Hovnanian may be released from its obligations under such K. Hovnanian Indenture and the K. Hovnanian Debt Securities, without the consent of the holders of the K. Hovnanian Debt Securities of any series, if Hovnanian or any successor to Hovnanian has assumed the obligations of K. Hovnanian under such K. Hovnanian Debt Securities. In the event of such release, a taxable sale or exchange of a Debt Security for a new Debt Security will be deemed to occur. As a result, a holder of a Debt Security may recognize gain or loss on the sale or exchange and may be required to include in income different amounts during the remaining term of the Debt Security than would have been included absent such release.

     Certain Definitions. Except as otherwise provided in the applicable Prospectus Supplement, the following definitions are applicable to the discussions of the Indentures (Article One).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets included on the most recent consolidated balance sheet of Hovnanian and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

        "Indebtedness," with respect to any person, means, without duplication:

          (a)(i) the principal of, premium, if any, and interest, if any, on indebtedness for money borrowed of such person, indebtedness of such person evidenced by bonds, notes, debentures or similar obligations, and any guaranty by such person of any indebtedness for money borrowed or indebtedness evidenced by bonds, notes, debentures or similar obligations of any other person, whether any such indebtedness or guaranty is outstanding on the date of the Indenture or is thereafter created, assumed or incurred, (ii) obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (iii) the principal of and premium, if any, and interest, if any, on indebtedness incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets, (iv) lease obligations that such person capitalized in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (v) any indebtedness of such person representing the balance deferred and unpaid of the purchase price of any property or interest therein (except any such balance that constitutes an accrued expense or trade payable) and any guaranty, endorsement or other contingent obligation of such person in respect of any indebtedness of another that is outstanding on the date of the Indenture or is thereafter created, assumed or incurred by such person and (vi) obligations of such person under interest rate, commodity or currency swaps, caps, collars, options and similar arrangements; and

          (b) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) above.

        "Restricted Subsidiary" means (a) any Subsidiary of Hovnanian other than an Unrestricted Subsidiary, and (b) any Subsidiary of Hovnanian which was an Unrestricted Subsidiary but which, subsequent to the date of the Indentures, is designated by the Board of Directors of Hovnanian to be a Restricted Subsidiary; provided, however, that Hovnanian may not designate any such Subsidiary to be a Restricted Subsidiary if Hovnanian would thereby breach any covenant or agreement contained in the Indentures (on the assumptions that any outstanding Indebtedness of such Subsidiary was incurred at the time of such designation).

        "Subsidiary" of any specified Person means any corporation of which such Person, or such Person and one or more Subsidiaries of such Person, or any one or more Subsidiaries of such Person, directly or indirectly own voting securities entitling any one or more of such Person and its

     Subsidiaries to elect a majority of the directors, either at all times, or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

        "Unrestricted Subsidiary" means (a) any Subsidiary of Hovnanian acquired or organized after the date of the Indentures, provided, however, that such Subsidiary shall not be a successor, directly or indirectly, to any Restricted Subsidiary and (b) any Subsidiary of Hovnanian substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clause (a) above, unless and until such Subsidiary shall have been designated to be a Restricted Subsidiary.

Provisions Applicable Solely to Senior Debt Securities

     General. Senior Debt Securities will be issued under a Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Issuer of such Senior Debt Securities.

     Limitations on Liens. The Senior Debt Indentures provide that, so long as any Senior Debt Securities are outstanding, Hovnanian will not, and will not permit any Restricted Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by Hovnanian or any Restricted Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding Senior Debt Securities shall be equally and ratably secured.

     Under the terms of the Senior Debt Indentures, the foregoing limitation does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by Hovnanian or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets; (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by Hovnanian or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by Hovnanian or any Restricted Subsidiary); (c) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation or other entity that becomes a Restricted Subsidiary after the date of the Senior Debt Indenture, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation or other entity becomes a Restricted Subsidiary and (ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation or other entity at the time it becomes a Restricted Subsidiary or thereafter acquired by it from sources other than Hovnanian or another Restricted Subsidiary; (d) any mortgage, pledge, security interest, lien or encumbrance in favor of Hovnanian or any wholly-owned Subsidiary of Hovnanian; (e) any mortgage, pledge, security interest, lien or encumbrance created or assumed by Hovnanian or a Restricted Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Hovnanian or a Subsidiary; (f) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in the foregoing subparagraphs (a) through (e) on substantially the same property or assets theretofore subject thereto; (g) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 20% of Consolidated Net Tangible Assets; (h) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business; (i) mechanics', materialmen's, warehousemen's, carriers' or other like liens arising in the ordinary course of business securing obligations which are not overdue for a period longer than 30 days or which are being contested in good faith by appropriate proceedings; (j) liens for taxes, assessments or other governmental charges not yet payable or being contested in good faith and as to which adequate reserves shall have been established in accordance with generally accepted accounting principles; (k) non-recourse mortgages on Income Producing Properties securing Indebtedness; (l) liens on assets of a Mortgage Subsidiary to secure only a Warehouse Line of Credit provided to such Subsidiary; (m) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business or (n) liens in connection with capital leases or sale leaseback transactions not securing any other indebtedness. For the purpose of this provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from Hovnanian or any Restricted Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor. (Section 3.6 of the Senior Debt Indentures).

Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indentures, to all Senior Indebtedness. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Senior Subordinated Debt Indentures, to all Senior Indebtedness of the Issuer. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the Issuer that is neither Senior Indebtedness of the Issuer nor Senior Subordinated Indebtedness, and only Indebtedness of the Issuer that is Senior Indebtedness of the Issuer will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indentures.

     "Senior Indebtedness" of the Issuer is defined in the Subordinated Debt Indentures and the Senior Subordinated Debt Indentures as Indebtedness of the Issuer outstanding at any time (other than the Indebtedness evidenced by the Debt Securities of any series) except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior or prior in right of payment to the Debt Securities or is pari passu or subordinate by its terms in right of payment to the Debt Securities, (b) renewals, extensions and modifications of any such Indebtedness, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Issuer, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Issuer in a proceeding under federal or state bankruptcy laws and (e) trade payables.

     "Senior Subordinated Indebtedness" is defined in the Hovnanian Senior Subordinated Debt Indenture as the Hovnanian Senior Subordinated Debt Securities and any other Indebtedness of Hovnanian that ranks pari passu with the Hovnanian Senior Subordinated Debt Securities. Any Indebtedness of Hovnanian that is subordinate or junior by its terms in right of payment to any other Indebtedness of Hovnanian shall be subordinate to Senior Subordinated Indebtedness of Hovnanian unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness (i) is to rank pari passu with other Senior Subordinated Indebtedness of Hovnanian and (ii) is not subordinated by its terms to any Indebtedness of Hovnanian which is not Senior Indebtedness of Hovnanian.

     "Senior Subordinated Indebtedness" is defined in the K. Hovnanian Senior Subordinated Debt Indenture as the K. Hovnanian Senior Subordinated Debt Securities, the Guarantee and any other Indebtedness of K. Hovnanian or the Guarantor that ranks pari passu with the K. Hovnanian Senior Subordinated Debt Securities. Any Indebtedness of K. Hovnanian or the Guarantor that is subordinate or junior by its terms in right of payment to any other Indebtedness of K. Hovnanian or the Guarantor shall be subordinate to Senior Subordinated Indebtedness unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness (i) is to rank pari passu with other Senior Subordinated Indebtedness and (ii) is not subordinated by its terms to any Indebtedness of
K. Hovnanian or the Guarantor which is not Senior Indebtedness of K. Hovnanian or Senior Indebtedness of the Guarantor.

     "Subordinated Indebtedness" of the Obligors means the Senior
Subordinated Debt Securities, the Guarantees, any other Senior Subordinated Indebtedness of such Obligor and any other Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness of such Obligor.

     If (i) the Issuer should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of the Issuer when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise or
(ii) any other default with respect to Senior Indebtedness of the Issuer shall occur and the maturity of the Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of such default to the Issuer by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the Subordinated Debt Securities other than those made in capital stock of Hovnanian (or cash in lieu of fractional shares thereof) (Sections 13.1 and 13.4 of the Senior Subordinated Debt Indentures and Sections 13.1 and 13.4 of the Subordinated Debt Indentures).

     If any default (other than a default described in the preceding paragraph) occurs under the Senior Indebtedness of the Issuer, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs (a "Senior Nonmonetary Default"), then, upon the receipt by the Issuer and the trustee of written notice thereof (a "Payment Notice") from or on behalf of holders of 25% or more of the aggregate principal amount of Senior Indebtedness specifying an election to prohibit such payment and other action by the Issuer in accordance with the following provisions of this paragraph, the Issuer may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during the period (the "Payment Blockage Period") commencing on the date of receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which the holders of such Senior Indebtedness or their representative notify the trustee that such Senior Nonmonetary Default is cured or waived or ceases to exist or the Senior Indebtedness to which such Senior Nonmonetary Default relates is discharged or (ii) the 179th day after the date of receipt of such Payment Notice. Notwithstanding the provisions described in the immediately preceding sentence, the Issuer may resume payments on the Senior Subordinated Debt Securities and the Subordinated Debt Securities after such Payment Blockage Period.

     If (i) (A) without the consent of the Issuer a receiver, conservator, liquidator or trustee of the Issuer or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days or (B) the Issuer is adjudicated bankrupt or insolvent or (C) any of its property is sequestered by court order and such order remains in effect for more than 60 days or (D) a petition is filed against the Issuer under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing; (ii) the Issuer (A) commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or
(C) fails generally to, or cannot, pay its debts generally as they become due or (D) takes any corporate action to authorize or effect any of the foregoing; or (iii) any Subsidiary of the Issuer takes, suffers or permits to exist any of the events or conditions referred to in the foregoing clause (i) or (ii), then all Senior Indebtedness of the Issuer (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by the Issuer to any holder of Senior Subordinated Debt Securities or Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. Any payment or distribution, whether in cash, securities or other property (other than securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the Issuer then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of the Issuer in accordance with the priorities then existing among such holders until all Senior Indebtedness of the Issuer (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the Issuer, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the Issuer ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Issuer the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Issuer ranking junior to the Senior Subordinated Debt Securities (including the Subordinated Debt Securities) and such other obligations (Section 13.1 of the Senior Subordinated Debt Indentures and
Section 13.1 of the Subordinated Debt Indentures).

     If any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the Issuer then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the trustee, or any holder of any Senior Subordinated Debt Securities or Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of the Issuer then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness of the Issuer remaining unpaid to the extent necessary to pay all such Senior Indebtedness of the Issuer in full (Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures).

     By reason of such subordination, in the event of the insolvency of the Issuer, holders of Senior Indebtedness of the Issuer may receive more, ratably, than holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities of the Issuer. Such subordination will not prevent the occurrence of any Event of Default (as defined in the Indentures) or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities.

Concerning the Trustee

     Information concerning the trustee for a series of Debt Securities will be set forth in the Prospectus Supplement relating to such series of Debt Securities. Any of the trustees under the Indentures may make loans to Hovnanian or K. Hovnanian in the normal course of business.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company is 100,100,000 shares consisting of 87,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 13,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and 100,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors for each series. The following summary description of certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws does not purport to be complete and is qualified in its entirety by reference to said provisions.

Common Stock

     As of March 2, 1998, 14,054,297 shares of Class A Common Stock and 7,734,963 shares of Class B Common Stock were issued and outstanding. The Class A Common Stock is traded on the American Stock Exchange. There is no established public trading market for the Class B Common Stock. In order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis. The outstanding Common Stock is, and any Common Stock offered pursuant to this Prospectus and any Prospectus Supplement when issued and paid for will be, fully paid and non-assessable.

     Dividends. Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of the Company out of funds legally available for this purpose. Certain debt instruments to which the Company is a party contain restrictions on the payment of cash dividends. At October 31, 1997, $41,578,000 of retained earnings were free of such restrictions. The amount of any regular cash dividend payable on a share of Class A Common Stock will be an amount equal to 110% of the corresponding regular cash dividend payable on a share of Class B Common Stock. The Company has never paid dividends nor does it currently intend to pay dividends.

     Voting Rights. Holders of Class A Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders. Holders of Class B Common Stock are entitled to ten votes per share.

     Liquidation Rights. After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably as a single class in the distribution of all remaining net assets.

     Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holder of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

     The Certificate of Incorporation authorizes the Board of Directors to issue from time to time up to 100,000 shares of Preferred Stock, in one or more series, and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors for each series. No shares of Preferred Stock have been issued and the Company has no present plans to issue any shares of Preferred Stock. The Preferred Stock, however, could be used without further action by the Board of Directors as an anti-takeover device.

                            DESCRIPTION OF WARRANTS

     Hovnanian may issue Warrants, including Warrants to purchase Common Stock or Preferred Stock and Warrants to purchase Hovnanian Debt Securities.
K. Hovnanian may issue Warrants to purchase K. Hovnanian Debt Securities. All obligations of K. Hovnanian under the K. Hovnanian Warrants will be fully and unconditionally guaranteed by Hovnanian. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between Hovnanian and/or K. Hovnanian and a warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of Hovnanian and/or K. Hovnanian in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (v) the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vi) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (vii) the price at which the securities purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain United States Federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                             PLAN OF DISTRIBUTION

     Hovnanian, K. Hovnanian and the Selling Shareholders may sell the Securities to or through underwriters or dealers, and also may sell the Securities directly to one or more other purchasers or through agents. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters or agents may be deemed to have received compensation from Hovnanian, K. Hovnanian or the Selling Shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     The Securities (other than the Common Stock), when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by Hovnanian or K. Hovnanian for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with Hovnanian, K. Hovnanian or the Selling Shareholders, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, Hovnanian, K. Hovnanian or the Selling Shareholders will authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase Securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Securities will be passed upon for Hovnanian and K. Hovnanian by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely, as to matters of New Jersey law, on the opinion of Peter S. Reinhart, Esq., Senior Vice President and General Counsel for the Company. Certain legal matters in connection with the Securities may also be passed upon for any agents or underwriters by counsel specified in the Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of Hovnanian Enterprises, Inc. appearing in the Company's Annual Report (Form 10-K) for the fiscal year ended October 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that the information contained herein is correct as of any time subsequent to its date.
                           _________________________

                               TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . .
Incorporation of Certain Documents by Reference . . . . . . . . . . .
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .
Ratios of Earnings to Fixed Charges and
Earnings to Combined Fixed Charges and Preferred Stock Dividends  . .
Description of Debt Securities  . . . . . . . . . . . . . . . . . . .
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . .
Description of Warrants . . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Information not Required in Prospectus  . . . . . . . . . . . . . . .
Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . .
Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . .
Index to Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . .

                   HOVNANIAN
               ENTERPRISES, INC.



         K. HOVNANIAN ENTERPRISES, INC.





             ______________________

                   PROSPECTUS
             ______________________











                           , 1998

                        PART II


       INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

    The estimated expenses payable by the Company in connection with the offering described in this Registration Statement are as follows:

    Registration Fee  . . . . . . . . .    $59,000
    Legal fees and expenses   . . . . .      <F1>
    Blue Sky fees and expenses  . . . .      <F1>
    Accounting fees and expenses  . . .      <F1>
    Printing and duplicating expenses .       <F1>
    Miscellaneous expenses  . . . . . .      <F1>
     Total  . . . . . . . . . . . . . .  $   <F1>

<F1> To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

   Hovnanian is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors' fiduciary duty care.

   Article EIGHTH of Hovnanian's Restated Certificate of Incorporation contains the following provisions with respect to indemnification:

    No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or
   (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which this Article becomes effective. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.

   Hovnanian maintains a liability insurance policy providing coverage for its directors and officers in an amount up to an aggregate limit of $10,000,000 for any single occurrence.
Item 16. Exhibits.

     See Exhibit Index.

Item 17. Undertakings.

   The undersigned registrants hereby undertake:

   (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the from of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Hovnanian annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in response to Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on May 5, 1998.

Hovnanian Enterprises, Inc.


By   /s/ Kevork S. Hovnanian
    Kevork S. Hovnanian, Chairman of the Board


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints J. Larry Sorsby and Paul W. Buchanan and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                 Title          Date

/s/ Kevork S. Hovnanian    Chairman of the    May 5, 1998
    Kevork S. Hovnanian    Board



/s/ Ara K. Hovnanian       Chief Executive    May 5, 1998
    Ara K. Hovnanian       Officer, President
                           and Director



/s/ Paul W. Buchanan       Senior Vice        May 5, 1998
    Paul W. Buchanan       President--
                           Corporate
                           Controller and
                           Director


/s/ Peter S. Reinhart      Senior Vice        May 5, 1998
    Peter S. Reinhart      President,
                           General Counsel
                           and Director


                           Senior Vice
/s/ J. Larry Sorsby        President,         May 5, 1998
    J. Larry Sorsby        Treasurer, Chief
                           Financial Officer
                           and Director


/s/ William L. Carpitella   Senior Vice
    William L. Carpitella   President,        May 5, 1998
                            Organizational
                            Development

                       SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, K. Hovnanian certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on May 5, 1998.

K. Hovnanian Enterprises, Inc.


                        By   /s/ Kevork S. Hovnanian
                        Kevork S. Hovnanian, Chairman
                        of the Board


                    POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints J. Larry Sorsby and Paul W. Buchanan and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                Title              Date

/s/ Kevork S. Hovnanian     Chairman of the Board  May 5, 1998
    Kevork S. Hovnanian



/s/ Ara K. Hovnanian        Chief Executive        May 5, 1998
    Ara K. Hovnanian        Officer, President
                            and Director



/s/ Paul W. Buchanan        Senior Vice             May 5, 1998
    Paul W. Buchanan        President--Corporate
                            Controller and Director


/s/ Peter S. Reinhart       Senior Vice             May 5, 1998
    Peter S. Reinhart       President,
                            General Counsel and
                            Director


/s/ J. Larry Sorsby         Senior Vice
    J. Larry Sorsby         President,              May 5, 1998
                            Treasurer, Chief
                            Financial Officer
                            and Director


/s/ William L. Carpitella   Senior Vice President,  May 5, 1998
    William L. Carpitella   Organizational
                            Development

                    INDEX TO EXHIBITS

  Exhibit
  Number                        Description of Exhibits

<F3>1.1    -  Underwriting Agreement (Hovnanian Debt
                Securities and Warrants to Purchase
                Hovnanian Debt Securities).

<F3>1.2    -  Underwriting Agreement (K. Hovnanian
                Debt Securities and Warrants to
                Purchase K. Hovnanian Debt
                Securities).
<F3>1.3    -  Underwriting Agreement (Equity
                Securities and Warrants to Purchase
                Equity Securities).

<F2>4.1    -  Form of Hovnanian Debt Securities.

<F2>4.2    -  Form of K. Hovnanian Debt Securities.

<F2>4.3    -  Form of Hovnanian Senior Debt
                Indenture.

<F2>4.4    -  Form of Hovnanian Senior Subordinated
                Debt Indenture.
<F2>4.5    -  Form of Hovnanian Subordinated Debt
                Indenture.

<F2>4.6    -  Form of K. Hovnanian Senior Debt
                Indenture.
<F2>4.7    -  Form of K. Hovnanian Senior
                Subordinated Debt Indenture.

<F2>4.8    -  Form of K. Hovnanian Subordinated Debt
                Indenture.

<F2>4.9    -  Form of Warrant Agreement for Preferred
                Stock and Common Stock (including Form
                of Warrant Certificate).
<F2>4.10   -  Form of Warrant Agreement for Hovnanian
              Debt Securities (including form of
              Warrant Certificate).

<F2>4.11   -  Form of Warrant Agreement for K.
                Hovnanian Debt Securities (including
                form of Warrant Certificate).
<F2>5.1    -  Opinion of Simpson Thacher & Bartlett.

<F1>12.1   -  Computation of Ratio of Earnings to
              Combined Fixed Charges and Preferred
              Dividends.

<F1>23.1   -  Consent of Ernst & Young LLP.

<F2>23.2   -  Consent of Simpson Thacher & Bartlett
                (included in Exhibit 5.1).

<F1>24.1   -  Powers of Attorney of Board of
                Directors of Hovnanian (included on
                signature page).

<F4>25.1   -  Statement of Eligibility of Trustee
                under the Hovnanian Senior Debt
                Indenture.

<F4>25.2   -  Statement of Eligibility of Trustee
                under the Hovnanian Senior
                Subordinated Debt Indenture.

<F4>25.3   -  Statement of Eligibility of Trustee
                under the Hovnanian Subordinated Debt
                Indenture.

<F4>25.4   -  Statement of Eligibility of Trustee
                under K. Hovnanian Senior Debt
                Indenture.

<F4>25.5   -  Statement of Eligibility of Trustee
                under K. Hovnanian Senior Subordinated
                Debt Indenture.

<F4>25.6   -  Statement of Eligibility of Trustee
                under K. Hovnanian Subordinated Debt
                Indenture.
[FN]
<F1> Filed herewith.
<F2> To be filed by amendment.
<F3> To be incorporated by reference, as necessary,
     as an exhibit to one or more reports on Form 8-K.
<F4> To be provided in accordance with Section
     305(b)(2) of the Trust Indenture Act of 1939.